Exhibit 10.7(a3)
_____________________________

[Description:  Form of Amendment to pre-2007 form of change-in-control severance agreement between the registrant and its executive officers. This is an amendment to exhibit 10.7(a1) to the registrant’s annual report on Form 10-K for the year ended December 31, 2006.]
_______________________________

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

WHEREAS, the parties entered into a letter change in control agreement between First Horizon National Corporation (the “Corporation”) and _______ (“you”), dated ____ __, 200_ (the “Agreement”);

WHEREAS the parties desire to amend the Agreement in order to comply with Section 409A of the Internal Revenue Code, as amended (the “Code”) as set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Section 4(iv) of the Agreement is hereby deleted and replaced with the following:

“Good Reason.  Termination of your employment by you for "Good Reason" shall mean termination based upon the occurrence after a change in control of the Company of any of the following events, without your written consent specifically acknowledging that any such event shall not give rise to Good Reason under this Agreement:

(A)  a material adverse change in your authority, duties or responsibilities with the Company as in effect immediately prior to the change in control, including, without limitation, the assignment to you of any duties or responsibilities which are inconsistent with such status, title(s), or position(s) as in effect immediately prior to the change in control, or any removal of you from, or any failure to reappoint or reelect you to, such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

(B)  a material reduction by the Company in your aggregate base salary or annual target bonus opportunity (including any material adverse change in the formula for such annual bonus target) as in effect immediately prior to the change in control or as the same may be increased from time to time thereafter;

(C)  the failure by the Company to provide you with Plans that provide you with equivalent benefits in the aggregate to the Plans as in effect immediately prior to the change in control (at substantially equivalent cost with respect to welfare benefit plans), in each case which would materially adversely affect you;

(D)  the Company's requiring you to be based at an office that is greater than 25 miles from where your office is located immediately prior to the change in control;

(E)  the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof; or

(F)  any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

An isolated and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by you describing in reasonable detail the Good Reason event that has occurred (which notice in any event must be provided within ninety (90) days of you obtaining knowledge of such event) shall not constitute Good Reason.  For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option, restricted stock, pension restoration or deferred compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees, including, without limitation, any Plans established after the date hereof.”

2.              Section 5(iv) of this Agreement is hereby amended by replacing the word “fifth” in the fourth line of Section 5(iv) with the word “sixtieth”.

3.              Section 5(v) of this Agreement is hereby amended by: (i) replacing the words “three (3) years” in the fifth line of Section 5(v) with the words “eighteen (18) months”, (ii) replacing the words “thirty-six (36) months” on the sixteenth line with the words “eighteen (18) months”, (iii) deleting the two sentences starting with the words “In the event” on the twenty first line until “Plans” on the second last line of Section 5(v) and (iv) adding the following sentence as the second-last sentence of Section 5(v): “Notwithstanding anything to the contrary in this paragraph (v), the term of the preceding benefits provided pursuant to this paragraph 5(v) will be reduced to the extent required to comply with Section 409A of the Code (“Section 409A”).”

4.              Section 5(vii) of this Agreement is hereby amended by adding the following words at the end of Section 5(vii): “for the period through the last day of the second calendar year following the calendar year during which your termination of employment occurred”.

5.              Section 5(viii) is hereby amended by: (i) adding the words “(within thirty days from such determination)” after the word “you” on the tenth line of Section 5(viii); and (ii) adding the words “(but in any event no later than by the end of your taxable year next following your taxable year in which the Underpayment of Excise Tax is remitted)” after the word “benefit” on the ninth line of the first full paragraph on Page 11.

6.              Section 5(ix) of this Agreement is hereby amended by: (i) adding the words “if you are a specified employee ((within the meaning of Section 409A) and as determined pursuant to procedures established by the Company)” after the word “disability” on the sixth line, and (ii) adding the words “if you are a specified employee” at the end of the first paragraph of Section 5(ix).

7.              Section 7(i) of this Agreement is hereby amended by adding the following sentences at the end of Section 7(i): “The amount of reimbursement for fees and expenses for which you may be reimbursed during a calendar year shall not affect the amount of fees and expenses for which you are eligible for reimbursement in any other calendar year.  Your right to reimbursement for fees and expenses is not subject to liquidation or exchange for another benefit.”

8.              The Agreement, as amended by this Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein.  This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

9.              This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee.

10.              This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

*           *           *           *           *

IN WITNESS WHEREOF, the parties have executed this Amendment, in duplicate, as of ______________, 2007.

____________________________

____________________________
First Horizon National Corporation

Name: _______________________
Title: ________________________

3